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                         NATURAL WAY TECHNOLOGIES, INC.

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                OF A SERIES OF 100,000 SHARES OF PREFERRED STOCK,
                           $.001 PAR VALUE, DESIGNATED
                           "SERIES B PREFERRED STOCK"


                           --------------------------


     Natural Way Technologies, Inc., a Nevada Corporation (the "Corporation"), by way of this Certificate of Designation, Preferences and Rights (as it may hereafter be amended, modified or supplemented upon vote of the Board of Directors of the Corporation and approval of all holders of Series B Preferred Stock, as such term is hereinafter defined (this "Certificate")) certifies that, pursuant to the authority expressly vested in the Board of Directors by Article IV of the Corporation's Restated Articles of Incorporation, and in accordance with the provisions of Section 78.195 of the Nevada Revised Statutes, the Board of Directors of the Corporation has duly adopted the following resolutions creating a series of its Preferred Stock designated as Series B Preferred Stock:

          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of
     Article IV of the Restated Articles of Incorporation of the Corporation, this Board of Directors hereby creates a series of Preferred Stock, $.001 par value, and this Board of Directors hereby fixes the designation and the voting power, preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, set forth in the Restated Articles of Incorporation, as amended, which are applicable to all series of Preferred Stock of the Corporation) as follows:

          One hundred thousand (100,000) shares of Preferred Stock, par value $.001 per share, of the Corporation are hereby constituted as a series of Preferred Stock designated as Series B Preferred Stock (the "Series B Preferred Stock") with the voting powers and the preferences and rights hereinafter set forth:

     SECTION 1. DIVIDENDS. The holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for dividends such dividends in cash, stock or property as the board of directors shall, in its discretion, declare from time to time.

     SECTION 2. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes an amount equal to $.001 per share of Series B Preferred Stock, and no more, before any distribution of assets. If the assets of the Corporation shall be insufficient to permit the


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payment in full to the holders of the Series B Preferred Stock of the amounts thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

     SECTION 3. VOTING RIGHTS. The holders of the Series B Preferred Stock shall, as a class, be entitled to such number of votes as shall constitute thirty percent (30%) of the total eligible votes in all matters voted on by the shareholders of the Corporation and shall be further entitled to such voting rights as may be expressly required by law.

     SECTION 4. RIGHTS OTHERWISE IDENTICAL. In all other respects, each share of Series B Preferred Stock and the shares of all other series shall have identical rights and privileges in every respect.

     IN WITNESS WHEREOF, Natural Way Technologies, Inc. has caused this Certificate to be duly executed and attested effective as of the 27th day of September, 1996.

                                       NATURAL WAY TECHNOLOGIES, INC.


                                       By:     /s/ Yiu Yat Hung
                                           -----------------------------------
                                       Name:   Yiu Yat Hung
                                             ---------------------------------
                                       Title:  President
                                             ---------------------------------


ATTEST:
/s/ Ma Li Feng
--------------------
Secretary



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STATE OF TEXAS           Section
                         Section
COUNTY OF HARRIS         Section

     I, Andrea Benson, a Notary Public, do hereby certify that on this 27th day of September, 1996, personally appeared before me Yiu Yat Hung, who, being by me first duly sworn declared that he is the President of NATURAL WAY TECHNOLOGIES, INC., that he signed the foregoing document as President of the corporation, and that the statements therein contained are true and correct.

                                       /s/ Andrea Benson
                                       ---------------------------------------
                                       Notary Public in and for the
                                       State of Texas
                                                ------------------------------
                                           Andrea Benson
                                       ---------------------------------------
                                       Printed Name of Notary Public
                                       My Commission Expires: 9/12/99
                                                              ----------------




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